Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, as amended (Registration No. 333-192873, the “Registration Statement”), of American Eagle Energy Corporation of our report dated March 10, 2014, relating to our audit of the statement of revenues and direct operating expenses of properties to be acquired by American Eagle Energy Corporation for the year ended December 31, 2012, included in this Current Report on Form 8-K.

We also consent to the reference to our firm under the caption “Experts” included in the Prospectus, which is part of the Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

March 10, 2014